Exhibit 10.16

DEFERRED COMPENSATION AGREEMENT

THIS DEFERRED COMPENSATION AGREEMENT (this “Agreement”), dated as of August 2, 2007, is by and between Transoma Medical, Inc., a Delaware corporation (“Transoma”) and James Ehlen, an individual residing in Minnesota who is also an outside director of Transoma.

RECITALS

WHEREAS, Transoma granted Mr. Ehlen, an option (the “Option”) to purchase 100,000 shares of Transoma common stock, $.001 par value (the “Common Stock”), at an exercise price of $0.23 per share, on September 5, 2003, effective September 4, 2003, the terms of which are memorialized in the Director Non-Qualified Stock Option Agreement between Transoma and Mr. Ehlen dated September 4, 2003 (the “Option Agreement”), which Option expires by its terms on September 4, 2013 or one year following Mr. Ehlen’s termination of service as provided in the Option Agreement.

WHEREAS, in its resolutions approving the Option, Transoma’s Board of Directors (the “Board”) noted that the fair market value of one share of Common Stock was $0.40 per share.

WHEREAS, in order to have the Option comply with the exception to the requirements of Section 409A of the of the Code (as defined below) for certain stock options issued with an exercise price equal to the fair market value of the underlying Common Stock at the time of issuance as permitted by IRS Notice 2006-79, Transoma has amended the Option Agreement to increase the exercise price for the option to purchase shares of Common Stock that vested on or after January 1, 2005, which consists of an option to purchase a total of 58,625 shares of Common Stock, to $0.40, but did not amend the exercise price of the option to purchase shares of Common Stock that vested before January 1, 2005.

WHEREAS, the Board would like Mr. Ehlen to have the opportunity to realize the full value underlying the original Option at its original exercise price.

WHEREAS, to accomplish this goal, the Board would like to provide Mr. Ehlen the right to receive deferred compensation in the amount of the aggregate spread between the original option exercise price of $0.23 and the new option exercise price of $0.40 for the options to purchase the Common Stock that vested on or after January 1, 2005, under the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements of the parties contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Deferred Compensation Payment.

1.1           Entitlement to Payment Amount. Mr. Ehlen will receive a deferred compensation payment equal to $9,966.25 (the “Payment Amount”) upon the occurrence of the first to occur of any of the following: September 1, 2013, Mr. Ehlen’s Separation from Service (as defined below), or a Change in Control (as defined below) (each a “Payment Event”). The Company will pay the Payment Amount to or on behalf of Mr. Ehlen or his Beneficiary (as provided in Section 2.3), no more than ninety business days following the date of any Payment Event. If Mr. Ehlen is considered a “specified employee” under Section 409A of the Code, no distribution on account of Mr. Ehlen’s Separation from Service will be made before the date that is six months after Mr. Ehlen’s Separation from Service, or if earlier, the date of Mr. Ehlen’s death.

1.2           Payment Amount Fully Vested. Mr. Ehlen’s right to the amount set forth in Section 1.1 is fully vested and will be payable to him or his Beneficiary upon a Payment Event.

1.3           Withholding. The Company may withhold from any Payment Amount paid pursuant to this Agreement any amount that the Company reasonably determines it is required to withhold to satisfy the Company’s income and employment tax withholding obligations with respect to the payment of the Payment Amount to Mr. Ehlen or his Beneficiary for federal, state, local and foreign tax purposes.

1.4           Parachute Payment Limitations. Notwithstanding anything in this Agreement to the contrary, if payment of the Payment Amount pursuant to this Agreement, together with any other “payments” that Mr. Ehlen has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment Amount will either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of Payment Amount being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Mr. Ehlen on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code.

2.                                       Nature of Interest; Transferability.

2.1           No Guarantee of Future Service. Nothing in this Agreement shall provide any guarantee or promise of continued service of Mr. Ehlen with Transoma. Transoma retains the right to terminate the services of Mr. Ehlen at any time, with or without cause, for any reason or no reason, except as may be restricted by law, Transoma’s Certificate of Incorporation, Transoma’s Bylaws or contract.

2.2           Unsecured Obligation. All amounts payable by the Company under this Agreement constitute a general unsecured obligation of the Company and will be paid by the Company from its general assets and nothing contained in this Agreement is to be construed as providing Mr. Ehlen or any other person or persons to whom benefits are to be paid pursuant to the terms of this Agreement, any legal or equitable rights, claims or interests in any specific property or assets of the Company. The right of Mr. Ehlen to receive a payment under this Agreement is no greater than the right of any unsecured general creditor of the Company.

2.3           Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the following sentence, unless approved by the Board in its sole discretion, no right or interest of Mr. Ehlen pursuant to this Agreement will be assignable or transferable, or subjected to any lien, during Mr. Ehlen’s lifetime, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. Mr. Ehlen may, however, designate a Beneficiary (as provided in Section 3(b), below) to receive the Payment Amount to the extent that it becomes payable after Mr. Ehlen’s death.

3.                                       Definitions.

The following terms will have the meaning set forth below unless the context clearly requires otherwise. Terms defined elsewhere in this Agreement will have the same meaning throughout this Agreement.

(a)           “Affiliate” means with respect to any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person.

(b)           “Beneficiary” means                            (this may be left blank) or otherwise determined as provided in this Section 3(b) as the distributee of benefits payable after Mr. Ehlen’s death. The Beneficiary named in the first sentence of this Section 3(b), if any, may be revoked or amended by a written request by Mr. Ehlen delivered to Transoma during his lifetime. Any portion of the Payment Amount for which Mr. Ehlen fails to designate a Beneficiary, revokes a Beneficiary designation without naming another Beneficiary or designates one or more Beneficiaries, none of whom survives Mr. Ehlen or exists at the time in question, will be paid to Mr. Ehlen’s surviving spouse or, if Mr. Ehlen is not survived by a spouse, to the representative of Mr. Ehlen’s estate. A person designated or otherwise determined to be a Beneficiary has no interest in or right under this Agreement until Mr. Ehlen has died. A person will cease to be a Beneficiary on the day on which all benefits to which he, she or it is entitled under this Agreement have been distributed.

(c)           “Change in Control” means the occurrence of any of the following, but only if such event constitutes a change in control event under Section 409A of the Code:  (i) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of Transoma, in one transaction or in a series of related transactions, to any Third Party, or any other change in ownership of the Company’s assets that constitutes a change in control under Section 409A of the Code; (ii) any Third Party, including a “firm commitment underwriter,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities (x) representing 30% or more of the combined voting power of Transoma’s outstanding securities ordinarily having the right to vote at elections of directors, or (y) resulting in such Third Party becoming an Affiliate of Transoma, other than as a result of issuances of securities in transactions exempt from registration under the Securities Act of 1933, as amended (unless a resale registration statement is filed with respect to such securities within 12 months of their issuance); (iii) the consummation of any transaction or series of transactions under which Transoma is merged or consolidated with any other company, other than a merger or consolidation which would result in the shareholders of Transoma immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or (iv) the Continuity Directors cease for any reason to constitute at least a majority the Board. For purposes of this Section 3(b), a “Continuity Director” means an individual who, as of date of this Agreement, is a member of the board of directors of Transoma, and any other individual who becomes a director subsequent to the as of date of this Agreement whose election, or nomination for election by Transoma’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Continuity Directors, but excluding for this purpose any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the board of directors of Transoma. For purposes of this Section 3(c), a “firm commitment underwriter” means a Third Party engaged in business as an underwriter of securities that acquires securities of Transoma through such Third Party’s participation in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

(d)           “Code” means the Internal Revenue Code of 1986, as amended, including, when the context requires, all regulations, rulings and authoritative guidance issued thereunder.

(e)           “Company” means Transoma Medical, Inc., any Successor and any Affiliate.

(f)            “Separation from Service” means Mr. Ehlen has ceased to be a member of the Board and has ceased to provide services as an independent contractor (including as a member of the board of directors) of the Company and any other entity with whom the Company would be treated as a single employer under Section 414(b) or 414(c) of the Code. In all cases, Mr. Ehlen’s Separation from Service must constitute a ‘separation from service’ under Section 409A of the Code.

(g)           “Successor” means any Third Party that succeeds to, or has the practical ability to control (either immediately or with the passage of time), Transoma’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of Transoma’s outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.

(h)           “Third Party” means any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Transoma or any Affiliate of Transoma.

4.                                       Additional Provisions.

4.1           Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed by Mr. Ehlen and a duly authorized officer of Transoma. No waiver by any party to this

Agreement at any time of any breach by another party to this Agreement of, or of compliance with any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

4.2           Successors. This Agreement inures to the benefit of, and is enforceable by, Mr. Ehlen, Mr. Ehlen’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Transoma will seek to have any Successor to Transoma, by agreement in form and substance satisfactory to Mr. Ehlen, assume and assent to the fulfillment by such Successor of Transoma’s obligations under this Agreement.

4.3           No Setoff. Transoma has no right to setoff benefits owed to Mr. Ehlen under this Agreement against amounts owed or claimed to be owed by Mr. Ehlen to Transoma under this Agreement or otherwise.

4.4           Disputes. If Mr. Ehlen so elects, any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. If any dispute, controversy or claim for damages arising under or in connection with this Agreement is settled by arbitration, the Company will pay, or if elected by Mr. Ehlen, reimburse, all fees, costs and expenses incurred by Mr. Ehlen related to such arbitration unless the arbitrators decide that Mr. Ehlen’s claim was frivolous or advanced by Mr. Ehlen in bad faith. If Mr. Ehlen does not elect arbitration, Mr. Ehlen may pursue all available legal remedies. The Company will pay, or if elected by Mr. Ehlen, reimburse Mr. Ehlen for, all fees, costs and expenses incurred by Mr. Ehlen in connection with any actual, threatened or contemplated litigation relating to this Agreement to which Mr. Ehlen is or reasonably expects to become a party, whether or not initiated by Mr. Ehlen, if Mr. Ehlen is successful in recovering any benefit under this Agreement as a result of such action. The parties agree that any litigation arising under or in connection with this Agreement must be brought in a court of competent jurisdiction in the State of Minnesota, and hereby consent to the exclusive jurisdiction of said courts for this purpose and agree not to assert that such courts are an inconvenient forum. The Company will not assert in any dispute or controversy with Mr. Ehlen arising under or in connection with this Agreement Mr. Ehlen’s failure to exhaust administrative remedies.

4.5           Choice of Law. To the extent that state laws are not preempted by any laws of the United States, questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Minnesota, exclusive of the conflict of laws provisions thereof.

4.6           Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

4.7           Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective,

binding agreement on the part of each of the undersigned. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of the Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

4.8           Status. This Agreement is intended to be a non-qualified deferred compensation arrangement that will comply in form and operation with the requirements of Section 409A of the Code and this Agreement shall be construed and administered in a manner that is consistent with and gives effect to such intention.

4.9           No Equity Holder Rights. Nothing in this Agreement confers on Mr. Ehlen any rights as an equity holder in the Company.

4.10         No Acceleration. There shall not be any acceleration of payments under this Agreement that would cause any amounts due to become subject to tax under Section 409A of the Code.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

TRANSOMA MEDICAL, INC.

By:	/s/ Charles T. Coggin
Name:	Charles T. Coggin
Its:	VP & CEO

/s/ K. James Ehlen
James Ehlen

[Signature Page to Ehlen Deferred Compensation Agreement]